Exhibit 10.1

CAFEPRESS INC.

February 12, 2014

Bob Marino

c/o CafePress Inc.

1850 Gateway Drive, Suite 300

San Mateo, CA 94404

Re: Severance Agreement

Dear Bob:

This letter (the “Agreement”) confirms a supplemental term of your employment with CafePress Inc., a Delaware corporation (the “Company”) approved by the Compensation Committee on February 12, 2014.

1. Termination Without Cause. In the event your employment with the Company is terminated without Cause (as defined below) prior to a Change in Control of the Company as defined in your Amended and Restated Change of Control Agreement with the Company (the “Change of Control Agreement”), and provided that you execute and do not revoke a general release of claims in a form satisfactory to the Company within sixty (60) days following your termination (or such earlier date that the Company may require), you will be entitled to receive a single lump sum payment equal to twelve months of your then-current salary (less applicable tax withholdings and deductions), on the sixtieth (60th) day following your termination date.

For purposes of this Agreement, “Cause” means (i) conviction of any felony, or any misdemeanor where imprisonment is imposed; (ii) the commission of any act of fraud, embezzlement or dishonesty with respect to the Company; (iii) any unauthorized use or disclosure of confidential information or trade secrets of the Company; or (iv) willful misconduct or gross negligence in performance of your duties, including your refusal to comply in any material respect with the legal directives of the Company’s Board of Directors so long as such directives are not inconsistent with your position and duties, and such refusal to comply is not remedied within thirty (30) days after written notice from the Board of Directors, which notice shall state that failure to remedy such conduct may result in termination for Cause.

2. Section 409A. The payment provided under this Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A.

Your date of termination for purposes of determining the date that any payment that is treated as nonqualified deferred compensation under Section 409A is to be paid or provided (or in determining whether an exemption to such treatment applies), shall be the date on which you have incurred a “separation from service” within the meaning of applicable guidance under Section 409A (“Separation from Service”).

Notwithstanding any provision hereof to the contrary, if, as of the date of your Separation from Service from the Company, you are a “specified employee” (within the meaning of Section 409A), then the severance payment that would otherwise be paid within the six-month period following your Separation from Service” shall not be paid until the date that is six months and one day after such Separation from Service (or, if earlier, the date of your death), with any such amount that is required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your Separation from Service; provided, however, that the preceding provisions of this sentence shall not apply to any payment if and to the maximum extent that such payment is excluded from the definition of nonqualified deferred compensation subject to Section 409A, or can otherwise be paid during such six-month period without violating the requirements of Section 409A(a)(2) under applicable guidance under Section 409A.

3. Effect of this Agreement. For the avoidance of doubt, the severance payment provided by this Agreement and any payments or benefits to which you may be eligible under the Change of Control Agreement are mutually exclusive, and in no event will you be entitled to receive both the benefits provided herein and the benefits provided in the Change of Control Agreement. Except as expressly provided herein, this Agreement constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement and renders null and void all prior and contemporaneous written or oral agreements between you and the Company regarding the subject matter of this Agreement. For the sake of clarity, the provisions of your offer of employment dated July 11, 2005 relating to severance payments are hereby rendered null and void. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

4. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

5. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

6. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

CAFEPRESS INC.

By:	/s/ Kirsten Mellor
Name: Kirsten Mellor
Title: General Counsel

/s/ Bob Marino
Signature of Bob Marino

Dated: February 12, 2014